Exhibit 10.5
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT is made and entered into as of the 16th day of November 2007 by and between G&K Services, Inc., a Minnesota corporation with its principal business office in the State of Minnesota (“Employer,” as further defined in Section 1.10 below); and Jeffrey L. Wright, a resident of the State of Minnesota.
INTRODUCTION
     A. Employment. Employer has employed Executive (as defined below) in the capacity of its Senior Vice President and Chief Financial Officer under that Executive Employment Agreement dated March 5, 2001, and now wishes to enter into this Executive Employment Agreement. Except as otherwise specifically set forth herein, this Agreement (as defined below) is intended to fully supersede all previous agreements or understandings between Executive and Employer, including, without limitation, the foregoing agreement and that Change of Control Agreement between the parties dated as of February 24, 1999. Executive is also subject to the same polices, terms and conditions as those described in Employer’s employee handbook, its Code of Ethics, policies, and employee benefit plans (as modified from time to time by Employer), except as otherwise specifically provided in this Agreement.
     B. Code Section 409A. The changes in this Agreement, as compared with the Executive Employment Agreement executed and delivered by Executive and Employer dated March 5, 2001, are intended primarily to reduce the risk that any of the benefits to be provided to Executive under this Agreement will cause adverse tax consequences to Executive under Section 409A of the Internal Revenue Code of 1986, as amended from time to time or any successor legislation, as well as Treasury Regulations and guidance issued thereunder (collectively, “Code Section 409A”). The changes also provide Executive with additional benefits, including attorneys’ fees under Section 8.2.
     C. Other Intentions. Executive wishes to accept Employer’s offer to continue as its Senior Vice President and Chief Financial Officer, and the additional benefits set forth in this Agreement. Executive agrees to continue to be bound by the confidentiality and restrictive covenants carried forward from the previous Executive Employment Agreement entered into between the parties.
AGREEMENT
     In consideration of the facts recited above, which are a part of this Agreement, and the parties’ mutual undertakings in this Agreement, Employer and Executive agree to the following:
ARTICLE 1
DEFINITIONS
     Capitalized terms used generally in this Agreement will be consistently defined throughout the Agreement. The following terms will have the meanings set forth below, unless the context clearly requires otherwise.
     1.1 “Agreement” means this Agreement, as it may be amended from time to time.

     1.2 “Base Salary” means the total annual cash compensation payable to Executive on a regular periodic basis under this Agreement, other than under Employer’s annual management incentive Plan (as defined below), without regard to any voluntary salary deferrals or reductions to fund employee benefits.
     1.3 “Board” means the Board of Directors of Employer.
     1.4 “Cause” has the meaning set forth in Section 4.3.
     1.5 “Change in Control” has the meaning set forth in Section 6.1(c).
     1.6 “Confidential Information” has the meaning set forth in Section 7.1(a).
     1.7 “Date of Termination” has the meaning set forth in Section 4.2(a).
     1.8 “Disability” means the unwillingness or inability of Executive to perform the essential functions of Executive’s position (with or without reasonable accommodation) under this Agreement for a period of ninety (90) days (consecutive or otherwise) within any period of six (6) consecutive months because of Executive’s incapacity due to physical or mental illness, bodily injury or disease; if Executive has not returned to the full-time performance of Executive’s duties within thirty (30) days after a Notice of Termination is issued by Employer, Executive will on such thirtieth (30th) day incur Executive’s Date of Termination; provided, however, that if Executive (or Executive’s legal representative) does not agree with a determination of the existence of a Disability (or the existence of a physical or mental illness or bodily injury or disease), this determination will be subject to the certification of a qualified medical doctor mutually agreed to by Employer and Executive. In the absence of agreement, each party will nominate a qualified medical doctor and the two doctors will select a third doctor, who will make the determination as to Disability. The decision of the designated physician will be binding upon the parties.
     1.9 “Effective Date” shall mean the date referred to in the first paragraph of this Agreement.
     1.10 “Employer” means all of the following, jointly and severally: (a) G&K Services, Inc., (b) any Subsidiary of G&K Services, Inc. and (c) any Successor of G&K Services, Inc.
     1.11 “Executive” means the individual named in the first paragraph of this Agreement.
     1.12 “Good Reason,” with respect to Executive’s termination of employment after a Change in Control, has the meaning set forth in Section 6.1(f).
     1.13 “Notice of Termination” has the meaning set forth in Section 4.2(b).
     1.14 “Plan” means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by Employer in which executive employees of Employer generally are covered, including, without limitation, (a) any stock option or any other equity-based compensation plan, and specifically the G&K Services, Inc. 2006 Equity Incentive Plan, and any predecessor or successor Plan thereto (hereinafter the “Equity Incentive Plan”) (b) any annual or long-term incentive bonus plan; (c) any employee benefit plan, such as a thrift, profit sharing, deferred compensation, medical, dental, disability income, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, separation or relocation plan or policy and (d) any other agreement, plan, program, policy or arrangement intended to benefit executive employees of Employer.
     1.15 “Subsidiary” means any corporation or other business entity controlled by Employer.
     1.16 “Successor” means any corporation, individual, group, association, partnership, limited liability company, firm, venture or other entity or person that, subsequent to the Effective Date, succeeds to the actual or practical ability to control (either immediately or with the passage of time) substantially all of Employer and/or Employer’s business and/or assets, directly or indirectly, by merger, consolidation, recapitalization, purchase, liquidation, redemption, assignment, similar corporate transaction, operation of law or otherwise.
ARTICLE 2
EMPLOYMENT AND DUTIES
     2.1 Employment. Upon the terms and conditions set forth in this Agreement, Employer hereby continues to employ Executive and Executive accepts such employment for an indefinite term. Executive will continue to serve in the capacity of Employer’s Senior Vice President and Chief Financial Officer, or such other comparable senior leadership positions as determined by Employer. This Agreement and Executive’s employment by Employer may be terminated at any time and for any reason, with or without cause.
     2.2 Duties. While Executive is employed under this Agreement, and excluding any periods of vacation, sick, disability, or other leave to which Executive is entitled or is authorized to take, Executive agrees to devote substantially all of Executive’s attention and time during normal business hours to the business and affairs of Employer and to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities assigned to Executive from time to time. Executive will comply with each of Employer’s policies and procedures, including those described in Employer’s employee handbook, Code of Ethics, policies, and employee benefit plans, as modified from time to time by Employer; provided, however, that to the extent these policies and procedures are inconsistent with this Agreement, the provisions of this Agreement will control.
     2.3 Relationship of Parties. The relationship between Employer and Executive will be that of employer and employee. Except as otherwise specifically provided in this Agreement, nothing in this Agreement will be construed to give Executive any interest in the assets of Employer. All of the records and files pertaining to Employer’s suppliers, licensors, licensees and customers, and any Confidential Information, are specifically acknowledged to be the property of Employer and not that of Executive.
ARTICLE 3
COMPENSATION AND BENEFITS
     3.1 Base Salary. Employer shall continue to pay Executive a Base Salary at an annual rate as approved from time to time by the Board or the Compensation Committee of the Board, such Base Salary to be paid in substantially equal regular periodic payments in accordance with Employer’s regular payroll practices. If Executive’s Base Salary is changed at any time during Executive’s employment by Employer, the changed amount shall become the Base Salary under this Agreement, subject to any subsequent changes.
     3.2 Other Compensation and Benefits. While Executive is employed by Employer under this Agreement:
     (a) Executive will be permitted to participate in all Plans for which Executive is or becomes eligible under their respective terms.
     (b) Executive will be entitled to a target incentive opportunity under the annual management incentive Plan in effect at Employer from time to time, including Executive’s target incentive for fiscal year 2008 established by the Board. Any incentive pay earned shall be paid no later than two and one-half (2 1/2) months after the close of the later of Executive’s or Employer’s taxable year in which the incentive pay was earned.
     (c) Executive will also be entitled to participate in or receive benefits under any Plan made available by Employer in the future to its executives, subject to and on a basis consistent with the terms, conditions and overall administration of the Plans and the provisions of this Section 3.2.
     (d) Executive will be entitled to any other fringe benefit or perquisite that the Compensation Committee of the Board approves with respect to Executive.
     (e) Employer may, in its sole discretion, amend or terminate any Plan that provides benefits generally to its employees, key management employees, or executive team members.
     3.3 Limitation on Right to Deferred Compensation. The rights of Executive, or Executive’s beneficiaries or estate, to any deferred compensation under this Agreement will be solely those of an unsecured creditor of Employer. Nothing in this Agreement confers any right on Executive, any of Executive’s beneficiaries, or Executive’s estate to receive, assign rights under, or transfer any compensation, including any deferred compensation, other than as provided for under the applicable Plan.
ARTICLE 4
TERMINATION
     Executive’s employment with Employer may be terminated at any time as of the applicable Date of Termination as follows; provided, however, that those provisions contained in this Agreement which by their terms are to remain enforceable after a Date of Termination shall remain enforceable to the full extent necessary to give them effect:
     4.1 Termination. Except as specifically provided otherwise in this Agreement, this Agreement and Executive’s employment with Employer may be terminated by Employer or by Executive upon thirty (30) days advance written notice, for any reason or no reason, or at any time by mutual written agreement of the parties. During the period after notice is given, at Employer’s request and sole discretion, Executive will continue to render Executive’s normal service to Employer to the best of Executive’s ability, and Employer will continue to compensate Executive through the Date of Termination as set forth in Section 5.2. In addition, this Agreement and Executive’s employment under this Agreement will terminate in the event of Executive’s death or Disability, as of the applicable Date of Termination.
     4.2 Date of Termination and Notice of Termination.
     (a) For purposes of this Agreement, “Date of Termination” will mean: (i) if Executive’s employment is terminated due to death, the date of Executive’s death; (ii) if Executive’s employment is terminated for Disability, thirty (30) calendar days after the Notice of Termination is provided; (iii) if Executive’s employment is terminated by Employer for Cause, the date stated in the Notice of Termination; (iv) if Executive’s employment is terminated by mutual agreement of the parties, the termination date provided for under the agreement; (v) if Executive’s employment is terminated for any other reason, and subject to the terms of Section 4.1 above and, as applicable, the notice requirements of Section 6.1(f) below, the date stated in the Notice of Termination, unless an earlier date has been expressly agreed to by Executive in writing either before or after receiving the Notice of Termination.
     (b) For purposes of this Agreement, a “Notice of Termination” will mean a notice that indicates the date on which termination of Executive’s employment is effective. Any termination by Employer or by Executive under this Agreement, other than Executive’s death, or a termination by mutual agreement, will be communicated to the other party by submission of a written Notice of Termination. If termination is by Employer for Cause or by Executive for Good Reason, the Notice of Termination will set forth in reasonable detail the facts and circumstances claimed to provide the basis for the termination, consistent with the terms of this Agreement.
     4.3 Termination by Employer for Cause. Employer may terminate Executive’s at will employment at any time for Cause, with or without advance notice, except as otherwise provided in this Section 4.3. For purposes of this Agreement, “Cause” means any of the following, with respect to Executive’s position of employment with Employer:
     (a) Executive’s failure or refusal to perform the duties and responsibilities as set forth in Section 2.2, if the failure or refusal (i) is not due to a Disability or a physical or mental illness or bodily injury or disease; or (ii) is not due to Executive’s reasonable best efforts to perform faithfully and efficiently the responsibilities of Executive’s position with Employer, acting in good faith in the interests of Employer, its shareholders and employees;
     (b) Any drunkenness or use of drugs that interferes with the performance of Executive’s obligations under this Agreement;
     (c) Executive’s indictment for or conviction of (including entering a guilty plea or plea of no contest to) a felony or of any crime involving moral turpitude, fraud, dishonesty or theft;
     (d) Any material dishonesty of Executive involving or affecting Employer;
     (e) Any gross negligence, or any willful or intentional act or omission of Executive having the effect or reasonably likely to have the effect of injuring the reputation, business or business relationships of Employer in a material way;

          (f) Any willful or intentional breach by Executive of a fiduciary duty to Employer;
          (g) Except as otherwise specifically provided in this Section 4.3, Executive’s material violation or breach of Employer’s standard business practices and policies;
          (h) Any court order or settlement agreement that prohibits Executive’s continued employment with Employer; or
          (i) Any material breach by Executive not covered by any of the above clauses (a) through (h) above of any material term, provision or condition of this Agreement.
     Notwithstanding any of the foregoing, “Cause” shall not be deemed to exist unless and until Employer provides Executive with (A) at least ten (10) days prior written notice of its intention to terminate employment for Cause, together with a written statement describing the nature of the Cause, including the clause or clauses of this definition that Employer deems applicable, and (B) if the item constituting Employer’s “Cause” for termination of Executive is within the scope of clauses (a), (b), (g) or (i) above, thirty (30) days to cure any acts or omissions on which the finding of Cause is based. If Executive cures, in accordance with the terms of the written notice, the acts or omissions on which the finding of Cause is based, Employer shall not have Cause to terminate Executive’s employment under this Agreement.
     For purposes of this Section 4.3, no act, or failure to act, on Executive’s part will be considered “dishonest,” “willful” or “intentional” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in or not opposed to, the best interest of Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Employer will be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Employer. Furthermore, the term “Cause” will not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Executive has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to the position.
ARTICLE 5
PAYMENTS UPON TERMINATION
     5.1 Compensation during Disability. During any period in which Executive fails to perform Executive’s duties under this Agreement as a result of Executive’s incapacity due to physical or mental illness or bodily injury or disease, Executive will continue to receive all Base Salary and other compensation and benefits to which Executive is otherwise entitled under this Agreement and any Plan through Executive’s Date of Termination, but only to the extent that Executive is not receiving substantially equivalent benefits under any Plan maintained by Employer.
     5.2 Compensation Until Date of Termination of Employment. If Executive’s employment under this Agreement is terminated, then Employer will pay Executive the Base Salary through the Date of Termination, plus any other amounts which Executive has earned, and to which Executive therefore is entitled, prior to the Date of Termination under this Agreement and under any Plan as provided under the Plan, provided that Executive continues to perform duties in accordance with Article 2.

     5.3 Payments Following Termination of Employment by Employer Without Cause. In the event Executive’s employment under this Agreement is terminated by Employer without Cause, and provided Executive shall first execute a written release substantially in the form attached to this Agreement as Exhibit A consistent with this Section 5.3 (the “Release Agreement”), and provided further that Executive has not exercised rights to revoke or rescind the release of claims under to the Release Agreement, then Employer shall provide to Executive the following benefits:
     (a) Separation Pay Benefits. Employer will pay to Executive, as separation pay, which Executive has not earned and to which Executive is not otherwise entitled, an amount equal to eleven (11) months of Executive’s monthly Base Salary in effect as of the Date of Termination, in addition to the Base Salary due during the thirty (30) day Notice of Termination period set forth in Section 4.1. That portion, if any, of such separation pay as is equal to the amount that can constitute pay under a “separation pay plan” under Code Section 409A shall be made to Executive in equal weekly payments for eleven (11) months. The first payment of benefits under the foregoing sentence will commence on the first regular payroll date of Employer as soon as practicable following sixteen (16) days after Executive’s execution of the Release Agreement, provided that Executive has not exercised rights to revoke or rescind the release of claims as provided in the Release Agreement. That portion, if any, of such separation pay as exceeds the amount that can constitute pay under a “separation pay plan” under Code Section 409A shall be made to Executive in equal weekly payments for twelve (12) months. The first payment of benefits under the foregoing sentence will commence on the first regular payroll date of Employer following the six (6) month anniversary of the date of Executive’s “separation from service,” as defined in Code Section 409A, provided that Executive has not exercised rights to revoke or rescind the release of claims as provided in the Release Agreement. Provided, however, that in the event any portion of the payments due under this Section 5.3(a) would result in adverse tax consequences to Executive under Code Section 409A, taking into account all amounts otherwise payable to Executive under this Agreement, then, to such extent, all or such portions of any payment under this Section 5.3(a) shall be delayed until the later of (i) the time of payment set forth above or (ii) the first regular payroll date of Employer following the six (6) month anniversary of the date of Executive’s “separation from service,” as defined in Code Section 409A (or Executive’s death, if earlier). The initial payment shall include all payments (without interest) that would have been made had payment of benefits commenced as otherwise provided in this Section 5.3(a).
     (b) In-Kind Benefits.
     (i) If Executive (or any individual receiving group health Plan benefits through Executive) is eligible under applicable law to continue participation in Employer’s group health Plan following the Date of Termination and elects to continue these benefits, Employer will, for a period of up to seventeen (17) months commencing as of the Date of Termination, continue to pay Employer’s share of the cost of these benefits as if Executive remained continuously employed with Employer throughout such period but only while Executive or such other individual continues to pay the balance of such cost and Executive or the person who elected continuation coverage is not eligible for coverage under any other employer’s group health plan.

     (ii) Employer will pay for all reasonable expenses of a reputable outplacement organization selected by Executive, but not to exceed twelve thousand dollars ($12,000.00) in the aggregate that are incurred during the one (1) year period commencing as of the Date of Termination, by direct payment to providers or by reimbursement to Executive within the calendar year after the end of the calendar year in which the expense was incurred; provided, however, that Executive must request reimbursement at least thirty (30) days before the end of that calendar year.
     (iii) Except as otherwise provided in Section 5.2(a), and subject to any plan or program adopted by Employer after the date hereof, presuming that Employee, on the Date of Termination, is receiving from Employer an automobile allowance under Employer’s related program, a lump sum payment on the six (6) month anniversary of the date of Executive’s “separation from service,” as defined in Code Section 409A (or Executive’s death, if earlier), in the amount equal to six (6) times the monthly allowance provided under such program.
     (c) Previously Earned Bonus. Employer will pay to Executive any unpaid management incentive bonus that Executive earned a right to receive as of the last day of the fiscal year ending prior to Executive’s Date of Termination, with payment being made in accordance with the terms of the applicable Plan.
     5.4 No Additional Pay/Benefits. Except as specifically set forth above and except as provided in Article 6, no post-termination payments or benefits will be provided to Executive following the Date of Termination of Executive’s employment, except as otherwise provided under any Plan in which Executive is a participant. No 401(k) contributions or contributions to any other Plan will be paid by Employer based on post-termination separation pay. Further, Executive will not be entitled to an incentive award under Employer’s incentive Plans or any other bonus for any fiscal year, or part thereof, during which post-termination separation pay is paid.
     5.5 No Mitigation. Executive will not be required to mitigate Employer’s payment obligations under this Article 5 by making any efforts to secure other employment, and Executive’s commencement of employment with another employer will not reduce the obligations of Employer under this Article 5.
ARTICLE 6
CHANGE IN CONTROL
     6.1 Definitions Relating to a Change in Control. The following terms will have the meanings set forth below; unless the context clearly requires otherwise:
     (a) “1934 Act” will mean the Securities Exchange Act of 1934, as amended (or any successor provision), and applicable regulations.
     (b) “Beneficial Ownership” by a person or group of persons will be determined in accordance with Regulation 13D (or any similar successor regulation) promulgated by the Securities and Exchange Commission pursuant to the 1934 Act. Beneficial Ownership of an equity security may be established by any reasonable method, but will be presumed conclusively as to any person who files a Schedule 13D report with the Securities and Exchange Commission reporting the ownership.
     (c) “Change in Control” means the occurrence of any of the following events:
     (i) Any person or group of persons attains Beneficial Ownership of thirty percent (30%) or more of any equity security of Employer entitled to vote for the election of directors;
     (ii) A majority of the members of the Board is replaced within a period of less than two (2) years by directors not nominated and approved by the Board; or
     (iii) Employer is merged or consolidated with or into, or sells or otherwise disposes of all or substantially all of Employer’s assets to, another corporation, entity or person in which less than 50% of the total voting power is owned, directly or indirectly, by Employer; provided, however, that this Section 6.1(c)(iii) shall not be deemed to apply, and no Change in Control shall be deemed to occur, in the event of a conversion of Employer from being a publicly-traded company to a private company through efforts led by or coordinated with a management group of Employer in which Executive actively and voluntarily participates other than at the request or behest of the Board.
     (d) “Continuing Directors” are (i) directors who were in office prior to the time any events described in Sections (c)(i), (c)(ii) or (c)(iii) of this Section 6.1 have occurred; or (ii) directors in office for a period of more than two (2) years; or (iii) directors nominated and approved by a majority of the Continuing Directors.
     (e) “Change in Control Termination” will mean a Change in Control of Employer has occurred and Executive’s employment is terminated by Executive for Good Reason, or by Employer for any reason other than for Cause, prior to the one (1) year anniversary of the Change in Control.
     (f) “Good Reason” will mean, with respect to a voluntary termination of employment by Executive after a Change in Control, any of the following:
     (i) a substantial adverse involuntary change in Executive’s status or position as an executive with Employer, including, without limitation, (A) any material adverse change in Executive’s status or position as a result of a material diminution in Executive’s duties, responsibilities or authority as they existed as of the day before the Change in Control; (B) the assignment to Executive of any duties or responsibilities that are substantially inconsistent with Executive’s existing duties, responsibilities or authority as of the day before the Change in Control; or (C) any removal of Executive from, or any failure to reappoint or reelect Executive to, a position with duties, responsibilities or authority substantially similar to those Executive had as of the day before the Change in Control (except in connection with a termination of Executive’s employment for Cause in accordance with Article 5, or as a result of Executive’s Disability or death); provided, however, a change resulting in Executive’s reporting in to an operating or corporate division of a successor organization shall not be deemed a Good Reason under this Agreement;

     (ii) A material reduction by Employer in Executive’s Base Salary as in effect on the day before the Change in Control;
     (iii) The taking of any action by Employer that would materially and adversely affect the physical conditions existing as of the day before the Change in Control that result in Executive being unable to perform Executive’s employment duties for Employer, or under which Executive regularly performs employment duties for Employer;
     (iv) Any requirement that Executive relocate (other than on a sporadic or intermittent basis) to a location which is more than thirty-five (35) miles from Employer’s corporate headquarters as of the day before the Change in Control as a necessary condition for Executive to perform Executive’s employment duties for Employer;
     (v) Any failure by Employer to obtain from any Successor an assumption of this Agreement; or
     (vi) Any purported termination by Employer or by any Successor either of this Agreement or of the employment of Executive that is not expressly authorized by this Agreement; or any breach of this Agreement by Employer at any time after a Change in Control, other than an isolated, insubstantial and inadvertent failure that does not occur in bad faith and is remedied by Employer within a reasonable period after Employer’s receipt of notice of the failure from Executive.
Provided, however, that Executive’s employment shall not be deemed terminated by Executive for Good Reason unless Executive has first notified Employer of the existence of a Good Reason within ninety (90) days following the incident(s) giving rise to the Good Reason, and Employer shall have failed or refused to remove or otherwise cure the circumstance(s) giving rise to the Good Reason within thirty (30) days of the notification.
     6.2 Benefits Upon a Change in Control Termination. If a Change in Control Termination occurs with respect to Executive, Employer or Executive, as the circumstances indicate, shall provide the other advance written notice of the Date of Termination as provided in Sections 4.1 or 6.1, as appropriate, and Section 5.2 shall apply until the date of the Change in Control Termination. Upon the Change in Control Termination, Executive will be entitled to the benefits described below; provided, however, that to the extent Executive has already received the same type of benefits under this Agreement or otherwise, Executive’s benefits under this Section 6.2 will be offset by these other benefits to the extent necessary to prevent duplication of benefits under this Agreement; and provided further, that Executive executes the Release Agreement in substantially the form attached as Exhibit B to this Agreement and consistent with this Section 6.2.
     (a) Delay of Certain Benefits for Six Months. Notwithstanding any contrary provisions of Section 5.3 or this Section 6.2, in the event any portion of such payment due under this Section 6.2 would result in adverse tax consequences to Executive under Code Section 409A then, to such extent, all or such portions of any payment under either or both of those sections (other than benefits described under the headings “In-kind Benefits” and

“Previously Earned Bonus”) by reason of Executive’s termination of employment following a Change in Control shall be delayed until the later of (i) the time of payment set forth below, or (ii) the first regular payroll of Employer following the six (6) month anniversary of the date of Executive’s “separation from service,” as defined in Code Section 409A (or the date of Executive’s death, if earlier) The initial payment shall include all payments (without interest) that would have been made had payment of benefits commenced as otherwise provided in this Section 6.2.
     (b) Change in Control Separation Pay Benefits. Except as set forth in Section 6.2(a), Employer will pay to Executive, as separation pay, which Executive has not earned and to which Executive is not otherwise entitled, an amount equal to seventeen (17) months of Executive’s monthly Base Salary in effect as of the Date of Termination, in addition to the Base Salary due during the thirty (30) day Notice of Termination period set forth in Section 4.1. That portion, if any, of such separation pay as is equal to the amount that can constitute pay under a “separation pay plan” under Code Section 409A shall be made to Executive in equal weekly payments for seventeen (17) months. The first payment of benefits under the foregoing sentence will commence on the first regular payroll date of Employer as soon as practicable following sixteen (16) days after Executive’s execution of the Release Agreement in the form attached hereto as Exhibit B, provided that Executive has not exercised rights to revoke or rescind the release of claims as provided in such Release Agreement. That portion, if any, of such separation pay as exceeds the amount that can constitute pay under a “separation pay plan” under Code Section 409A shall be made to Executive in equal weekly payments for eleven (11) months. The first payment of benefits under the foregoing sentence will commence on the first regular payroll date of Employer following the six (6) month anniversary of the date of Executive’s “separation from service,” as defined in Code Section 409A, provided that Executive has not exercised rights to revoke or rescind the release of claims as provided in such Release Agreement. Provided, however, that in the event any portion of the payments due under this Section 6.2(b) would result in adverse tax consequences to Executive under Code Section 409A, taking into account all amounts otherwise payable to Executive under this Agreement, then, to such extent, all or such portions of any payment under this Section 6.2(b) shall be delayed until the later of (i) the time of payment set forth above or (ii) the first regular payroll date of Employer following the six (6) month anniversary of the date of Executive’s “separation from service,” as defined in Code Section 409A (or Executive’s death, if earlier). The initial payment shall include all payments (without interest) that would have been made had payment of benefits commenced as otherwise provided in this Section 6.2(b).
     (c) In Kind Benefits. Executive will also receive:
     (i) If Executive (or any individual receiving group health plan benefits through Executive) is eligible under applicable law to continue participation in Employer’s group health plan following the Date of Termination elects to continue these benefits, Employer will, for a period of up to seventeen (17) months commencing as of the Date of Termination, continue to pay Employer’s share of the cost of these benefits as if Executive remained continuously employed with Employer throughout such period, but only while Executive or such other individual continues to pay the balance of such cost and Executive or the person who elected continuation coverage is not eligible for coverage under any other employer’s group health plan;

     (ii) All reasonable expenses of a reputable outplacement organization selected by Executive, but not to exceed twelve thousand dollars ($12,000.00) in the aggregate, that are incurred during the one (1) year period commencing as of the Date of Termination, by direct payment to providers or by reimbursement to Executive. Payment or reimbursement will be made by the end of the calendar year following the calendar year in which the expense is incurred; provided, however, that Executive must request reimbursement at least thirty (30) days prior to the end of that calendar year;
     (iii) Except as otherwise provided in Section 6.2(a), and subject to any plan or program adopted by Employer after the date hereof, a lump sum payment on the six (6) month anniversary of the date of Executive’s “separation from service,” as defined in Code Section 409A (or Executive’s death, if earlier) (A) in the amount that is necessary to acquire for, and obtain full title issued in the name of, Executive the personal automobile leased by Employer for Executive under its Executive Automobile Program, or (B) if Executive does not have use of a personal automobile under the Executive Automobile Program, but has been given an automobile allowance, in the amount equal to three (3) times the annual automobile allowance; and
     (iv) Financial planning and tax preparation expenses, not to exceed in any calendar year the greater of (A) two thousand five hundred dollars ($2,500.00), or (B) such other value as the Board or its Compensation Committee may determine for Executive, incurred during the period commencing on the Date of Termination and ending seventeen (17) months following the Date of Termination, and except as otherwise provided in Section 6.2(a), payment or reimbursement will be made by the end of the calendar year following the calendar year in which the expense is incurred; provided, however, that Executive must request reimbursement at least thirty (30) days prior to the end of that calendar year.
     (d) Previously Earned Bonus. Executive will also receive, in accordance with the terms of the applicable Plan, any management incentive bonus that Executive has earned a right to receive as of the last day of the fiscal year ending prior to the Date of Termination.
     6.3 No Mitigation. Executive will not be required to mitigate Employer’s payment obligations under this Article 6 by making any efforts to secure other employment, and Executive’s commencement of employment with another employer will not reduce the obligations of Employer pursuant to this Article 6.
     6.4 Acceleration of Incentives. Upon the occurrence of a Change in Control, and without regard to Executive’s employment status, the following shall occur, without regard to any contrary determination by the Board or a majority of the Continuing Directors upon occurrence of a Change in Control, with respect to any and all economic incentives, including, without limitation, stock options and awards of restricted stock, (collectively, “Incentives”) granted under the Equity Incentive Plan that are owned by Executive as of the date of the Change in Control:
     (a) The restrictions set forth in the Equity Incentive Plan on all unvested shares of restricted stock awards will lapse immediately as of the date of the Change in Control;

     (b) All unvested outstanding options and stock appreciation rights will become exercisable immediately as of the date of the Change in Control; and
     (c) All conditions for payment of any outstanding but unearned performance shares will be deemed to be met and payment made immediately as of the date of the Change in Control.
     6.5 Limitation on Change in Control Payments.
     (a) Notwithstanding any provision contained in this Agreement to the contrary, if any amount or benefit to be paid or provided under this Article 6, or any other plan or agreement between Executive and Employer would be an “Excess Parachute Payment,“ within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Article 6 will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Code Section 4999, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). Executive agrees to take such action as Employer reasonably requests to mitigate or challenge the application of such tax, provided that Employer shall supply such counsel and expert advice, including legal counsel and accounting advice, as may reasonably be required, and shall be responsible for the payment of such experts’ fees.
     (b) If requested by Executive or Employer, the determination of whether any reduction in such payments or benefits to be provided under this Article 6 or otherwise is required pursuant to the preceding paragraph will be made by an independent accounting firm that is a “Big-4 Accounting Firm“ (or other accounting firm mutually acceptable to Executive and Employer) not then-engaged as Employer’s independent public auditor, at the expense of Employer, and the determination of such independent accounting firm will be final and binding on all parties. In making its determination, the independent accountant will allocate a reasonable portion of the Change in Control separation pay to the value of any personal services rendered following the Change in Control and the value of any non-competition agreement or similar agreements to the extent that such items reduce the amount of the parachute payment. In the event that any payment or benefit intended to be provided under this Article 6 or otherwise is required to be reduced pursuant to this Section 6.5, Executive (in Executive’s sole discretion) will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 6.5. Employer will provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. In the event that Executive fails to make such designation within ten (10) business days of receiving such information, Employer may effect such reduction in any manner it deems appropriate.

     6.6 No Additional Pay/Benefits. Except as specifically set forth in this Article 6 or, if applicable, Section 8.11, no post-termination payments or benefits will be provided to Executive with respect to a Change in Control Termination following the Date of Termination of Executive’s employment, except as otherwise provided under any Plan in which Executive is a participant. No 401(k) contributions or contributions to any other Plan will be paid by Employer based on post-termination Change in Control separation pay. Further, except as otherwise specifically provided under this Agreement, Executive will not be entitled to an incentive award under Employer’s incentive Plans or any other bonus for any fiscal year, or part thereof, during which post-termination Change in Control separation pay is paid.
ARTICLE 7
PROTECTION OF EMPLOYER
     7.1 Confidential Information.
     (a) “Confidential Information” means information that is proprietary to Employer or proprietary to others and entrusted to Employer; whether or not such information includes trade secrets. Confidential Information includes, but is not limited to, information relating to Employer’s business plans and to its business as conducted or anticipated to be conducted, and to its past or current or anticipated products and services. Confidential Information also includes, without limitation, information concerning Employer’s customer lists or routes, pricing, purchasing, inventory, business methods, training manuals or other materials developed for Employer’s employee training, employee compensation, research, development, accounting, marketing and selling. All information that Employer has a reasonable basis to consider as confidential will be Confidential Information, whether or not marked as such, whether or not originated by Executive and without regard to the manner in which Executive obtains access to this and any other proprietary information of Employer.
     (b) Executive will not, during or after any termination of Executive’s employment under this Agreement, (i) directly or indirectly use Confidential Information for Executive’s own benefit; or (ii) disclose any Confidential Information to, or otherwise permit access to Confidential Information by, any person or entity not employed by Employer or not authorized by Employer to receive such Confidential Information, without the properly authorized prior written consent of Employer. Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. Furthermore, except in the usual course of Executive’s duties for Employer, Executive will not at any time remove any Confidential Information from the offices of Employer, record or copy any Confidential Information, use for Executive’s own benefit, or disclose to any person or entity directly or indirectly competing with Employer, any information, data or materials obtained from the files or customers of Employer, whether or not such information, data or materials are Confidential Information.
     (c) Upon any termination of Executive’s employment, Executive will collect and return to Employer (or its authorized representative) all original copies and all other copies of any Confidential Information acquired by Executive while employed by Employer.

     (d) The obligations contained in this Section 7.1 will survive for as long as Employer in its sole judgment considers the information to be Confidential Information. The obligations under this Section 7.1 will not apply to any Confidential Information that is now or becomes generally available to the public through no fault of Executive or to Executive’s disclosure of any Confidential Information required by law or judicial or administrative process.
     7.2 Non-Competition, Non-Solicitation. While employed by Employer and for a period of eighteen (18) months following any Date of Termination under this Agreement, Executive will not, directly or indirectly, alone or as an officer, director, shareholder, partner, member, employee, independent contractor, or consultant of any other corporation or any partnership, limited liability company, firm or other business entity:
     (a) engage in, have any ownership interest in, financial participation in, or become employed by, any business or commercial activity in competition (i) with any part of Employer’s business, as conducted anywhere within the geographic area in which Employer is then conducting its business; Executive acknowledges that as of the date that Executive commenced employment, Employer conducted its business generally throughout the United States and Canada; or (ii) with any part of Employer’s contemplated business with respect to which Executive has had access to Confidential Information governed by Section 7.1, provided that for purposes of this paragraph, “ownership interest“ will not include beneficial ownership of less than one percent (1%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a national securities exchange;
     (b) for the purpose of taking business away from Employer, call upon, solicit or attempt to take away any customers, accounts or prospective customers of Employer;
     (c) solicit, induce or encourage any supplier of goods or services to Employer to cease its business relationship with Employer, or violate any term of any contract with Employer; or
     (d) solicit, induce or encourage any employee of Employer to violate any term of his or her employment contract with Employer, or to directly or indirectly hire or solicit, induce, recruit or encourage any of Employer’s employees for the purpose of hiring them or inducing them to leave their employment with Employer.
     The restrictions set forth in this Section 7.2 will survive any termination of this Agreement or other termination of Executive’s employment with Employer, for whatever reason, and will remain effective and enforceable for the full eighteen (18) month period; provided, however, that such period will be automatically extended and will remain in full force for an additional period equal to any period in which Executive is proven to have violated any such restriction.
     7.3 Stipulated Reasonableness. Executive acknowledges and agrees that the nature of Executive’s position, the period of time necessary to fill Executive’s position in the event Executive’s employment is terminated, the period of time necessary to allow customers of Employer’s business to become familiar with Executive’s replacement, and the period of time necessary to cause an end to the identification between Executive and Employer in the minds of Employer’s customers and vendors, requires that the eighteen (18) month noncompetition and nonsolicitation period be imposed for the protection of Employer’s investment in its business, and that the period is reasonable and justified.
     7.4 Protection of Reputation. Executive will, both during and after any termination of Executive’s employment under this Agreement, refrain from communicating to any person, including, without limitation, any employee of Employer, any statements or opinions that are negative in any way about Employer or any of its past, present or future officials. Provided, however, that this provision shall not preclude Executive from providing truthful information about Employer as required by the securities laws while Executive is employed by Employer. In return, whenever Employer sends or receives any Notice of Termination of Executive’s employment under this Agreement, Employer will advise the members of its operating committee and executive committee (or any successors to such committees), to refrain from negative communications about Executive to third parties.
     7.5 Remedies. The parties declare and agree that it is impossible to accurately measure in money the damages that will accrue to Employer by reason of Executive’s failure to perform any of Executive’s obligations under this Article 7, and that any such breach will result in irreparable harm to Employer, for which any remedy at law would be inadequate. Therefore, if Employer institutes any action or proceeding to enforce the provisions of this Article 7, Executive waives the claim or defense that Employer has an adequate remedy at law and Executive will not assert in any such action or proceeding the claim or defense that Employer has an adequate remedy at law. Employer will be entitled, in addition to all other remedies or damages at law or in equity, to temporary and permanent injunctions and orders to restrain any violations of this Article 7 by Executive and all persons or entities acting for or with Executive.
     7.6 Survival. The provisions of this Article 7 will survive the termination of this Agreement or the termination of Executive’s employment with Employer, and will remain in full force and affect following termination.
     7.7 Continuation. Executive and Employer acknowledge that certain terms and conditions of this Article 7 restate and reassert terms and conditions previously agreed to between them as a condition for Executive’s initial and continuing employment with Employer. To the extent that any portion of this Article 7 may be deemed invalid for a failure of Employer to provide new consideration to Executive, then that portion of this Article 7 will be deemed to have been supported by those agreements between Executive and Employer heretofore entered into as a condition for Executive’s initial and continuing employment with Employer to the extent of the prior provisions.
     7.8 Forfeiture of Benefits for Violations of Article 7. Executive acknowledges and agrees that Executive’s violation of any provisions of Sections 7.1(b), 7.1(c), 7.2, 7.4, or 7.7 above shall result in the immediate forfeiture of any unpaid benefit under this Agreement. In addition, Executive acknowledges that if Executive violates Sections 7.1(b), 7.1(c), 7.2, 7.4 or 7.7, Executive shall repay to Employer any amounts paid following the Date of Termination under this Agreement.
     7.9 Severability and Blue Penciling. To the extent any provision of this Article 7 shall be determined to be invalid or unenforceable as written in any jurisdiction, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, Executive expressly agrees that should the duration of, geographical extent of, or business activities covered by, any provision of this Article 7 be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Article 7 shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law in each applicable jurisdiction.
     7.10 Assignment of Invention. Executive hereby assigns to Employer all rights, including, without limitation, copyrights and mask work rights, in and to all technical and intellectual property and works produced by Executive, at Employer’s expense or based on Employer’s confidential information, in carrying out responsibilities of Executive’s position with Employer, including, without limitation, documents, drawings, manuscripts, text, artwork, photographs, motion pictures, video recordings, computer software, sound recordings and similar property and works.
ARTICLE 8
GENERAL PROVISIONS
     8.1 Successors and Assigns; Beneficiary.
     (a) This Agreement will be binding upon and inure to the benefit of any Successor of Employer, and any Successor will absolutely and unconditionally assume all of Employer’s obligations under this Agreement. Employer will use its best efforts to seek to have any Successor, by agreement in form and substance reasonably satisfactory to Executive, assent to the fulfillment by Employer of its obligations under this Agreement. Failure to obtain such assent prior to the time a person or entity becomes a Successor (or where Employer does not have advance notice that a person or, entity may become a Successor, within one (1) business day after having notice that such person or entity may become or has become a Successor) will constitute Good Reason for termination of employment by Executive with respect to Executive, but only if Executive provides the notice and opportunity to cure required under Section 6.1(f).
     (b) This Agreement and all rights of Executive under this Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees and any assignees permitted under this Agreement. If Executive dies while any amounts would still be payable to Executive under this Agreement if Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to Executive’s Beneficiary. Executive may not assign this Agreement, in whole or in any part, without the prior written consent of Employer.
     (c) For purposes of this Section 8.1, “Beneficiary” means the person or persons designated by Executive (in writing to Employer) to receive benefits payable after Executive’s death. In the absence of any such designation or in the event that all of the persons so designated predecease Executive, Beneficiary means the executor, administrator or personal representative of Executive’s estate.

     8.2 Litigation Expense. If any party is made or will become a party to any litigation (including arbitration) commenced by or against the other party involving the enforcement of any of the rights or remedies of such party under this Agreement, or arising on account of a default of the other party in its performance of any of the other party’s obligations under this Agreement, then the parties will bear their own expenses and attorneys fees; provided, however, that in the event Executive commences legal proceedings of any kind for the purpose of collecting against Employer any claim for cash benefits upon a Change in Control Termination due under this Agreement, and Executive receives an award for any such claims, then Employer shall promptly reimburse Executive for all reasonable legal fees and expenses incurred by Executive in securing the award.
     8.3 Notices. All notices, requests and demands given to or made pursuant hereto will, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered or certified U.S. mail, to any party at its address set forth on the last page of this Agreement. Either party may, by notice under this Agreement, designate a changed address. Any notice under this Agreement will be deemed effectively given and received: (a) if personally delivered, upon delivery; or (b) if mailed, on the registered date or the date stamped on the certified mail receipt.
     8.4 Captions. The various headings or captions in this Agreement are for convenience only and will not affect the meaning or interpretation of this Agreement. When used herein, the terms “Article,” “Section,” “paragraph” and “clause” mean an Article, Section, paragraph or clause of this Agreement, except as otherwise stated.
     8.5 Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties under this Agreement, will be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement must be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.
     8.6 Construction. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be prohibited by or invalid under applicable law, such provision is ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. To the extent any provision of this Agreement may be deemed to provide a benefit to Executive that is treated as non-qualified deferred compensation under Code Section 409A, such provision shall be interpreted in a manner that qualifies for any applicable exemption from compliance with Code Section 409A or, if such interpretation would cause any reduction of benefit(s), such provision shall be interpreted (if reasonably possible) in a manner that complies with Code Section 409A and does not cause any such reduction.
     8.7 Waiver. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.
     8.8 Modification. This Agreement may not be modified or amended except by written instrument signed by the parties hereto; provided, however, that this Agreement shall be amended or modified by the parties when and as necessary to assure compliance with laws and regulations related to executive compensation. It further is a matter of corporate governance that executive employment agreements, including this Agreement, should be reviewed periodically, and no less often than once every three years while in effect, for the purpose of evaluating consistency with company goals and objectives and alignment with interests of shareholders.
     8.9 Entire Agreement. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement and understanding between the parties in reference to all the matters agreed upon herein, and replaces in full all prior employment agreements, understandings or undertakings of the parties related to the employment relationship, and any and all such prior agreements or understandings are hereby rescinded and voided by mutual agreement including, without limitation, that Executive Employment Agreement between the parties effective March 5, 2001 and the Change in Control Agreement between the parties effective February 24, 1999.
     8.10 Survival. The provisions of this Agreement which by their express or implied terms extend (a) beyond the termination of Executive’s employment hereunder (including, without limitation, the provisions relating to separation compensation and effects of a Change in Control); or (b) beyond the termination of this Agreement (including, without limitation the provisions in Article 7 relating to confidential information, non-competition and non-solicitation), will continue in full force and effect notwithstanding Executive’s termination of employment under this Agreement or the termination of this Agreement, respectively.
     8.11 Code Section 409A. Employer shall, with the consent of Executive, timely amend this Agreement as many times as may be required so that adverse tax consequences to Executive under Code Section 409A, including the imposition of any additional tax and interest penalties are avoided. For purposes of this Section 8.1l, it is the intent of the parties that the Agreement be amended only to the extent required to comply with Code Section 409A and that the intended benefits to Executive, including the amount, form and timing of such benefits as specified in this Agreement, will be preserved to the greatest extent possible.
     8.12 Voluntary Agreement. Executive has entered into this Agreement voluntarily, after having the opportunity to consult with any advisor chosen freely by Executive.
     8.13 Remedies. No civil action may be commenced for any claim or dispute relating to this Agreement or arising out of Executive’s employment with Employer unless the parties, within thirty (30) days after the date of either party’s written request, attempt in good faith to promptly resolve the claim or dispute by negotiation at agreed time(s) and location(s). All negotiations are confidential and will be treated as settlement negotiations. Notwithstanding the foregoing, either party may seek equitable relief prior to such good faith efforts to preserve the status quo pending the completion of such efforts.

     8.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused this Executive Employment Agreement to be executed and delivered as of the Effective Date.

EMPLOYER:	G&K Services, Inc.

	By	/s/ Richard L. Marcantonio
Richard L. Marcantonio
Chairman and Chief Executive Officer
Employer’s Address:		5995 Opus Parkway
Suite 500
Minnetonka, MN 55343

EXECUTIVE:	/s/ Jeffrey L. Wright
Jeffrey L. Wright

Exhibit A
Exhibit A – Release Agreement
Exhibit B – Release Agreement